                                                                    Exhibit 11.1

                                  MINIMED INC.

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                                      THREE MONTHS ENDED             NINE MONTHS ENDED
                                 -----------------------------  ----------------------------
                                 SEPTEMBER 26,   SEPTEMBER 27,  SEPTEMBER 26,  SEPTEMBER 27,
                                      1997           1996           1997           1996
                                 -------------   -------------  -------------  -------------
Weighted average common
 shares outstanding                12,751,000     11,606,000     12,373,000     11,566,000

Common equivalent shares from
 stock options and warrants           695,000        644,000        694,000        634,000
                                  -----------    -----------    -----------    -----------
Shares used in per share
 calculation                       13,446,000     12,250,000     13,067,000     12,200,000
                                  ===========    ===========    ===========    ===========
Net income                        $ 1,853,000    $ 1,262,000    $ 4,500,000    $ 2,821,000
                                  ===========    ===========    ===========    ===========

Net income per share               $     0.14     $     0.10     $     0.34     $     0.23
                                  ===========    ===========    ===========    ===========